Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of CIENA Corporation of our report dated December 10, 2002 relating to the financial statements, which appear in CIENA Corporation’s Annual Report on Form 10-K for the year ended October 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Va September 26, 2003